Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
Lee Newitt
(704) 344-8150
lnewitt@fairpoint.com

Media Contact:
Sabina Haskell
(802) 658-7351
shaskell@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS

2012 FIRST QUARTER RESULTS

•	Strong Unlevered Free Cash Flow[1] of $29.1 million

•	Cash balance more than doubled since year-end to $35.8 million

•	Consolidated EBITDAR[2] before vacation expense of $66.9 million, up 12% from a year ago

•	Net loss of $46.7 million versus net loss of $84.0 million in the fourth quarter of 2011

•	Broadband subscribers grew by more than 21,000, or 7.1%, in the last twelve months

•	Landmark deregulation in Maine

Charlotte, N.C. (May 2, 2012) – FairPoint Communications, Inc. (NasdaqCM: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the quarter ended March 31, 2012. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (EDT) on Thursday, May 3, 2012.

“We’re off to a solid start in 2012 and our financial results reflect that,” said Paul H. Sunu, CEO of FairPoint. “Free cash flow growth is the result of our ‘four pillars’ strategy for increasing shareholder value: operational gains, regulatory progress, revenue transformation and human resource strategy. I’m pleased to report progress in all four areas this quarter and I look forward to sharing our successes going forward.”

Operating Highlights

Broadband subscribers grew 7.1% year-over-year and 1.4% sequentially. FairPoint added more than 21,000 broadband subscribers in the last twelve months and penetration reached 31.4% of voice access lines at March 31, 2012. The Company reported the highest percentage increase in broadband subscribers of any major telephone or cable company in 2011.

Voice access line loss slowed for the eighth consecutive quarter, reaching 8.1% year-over-year and 1.9% sequentially.

Regulatory Highlights

“We had a significant win in the state of Maine last month with the substantive deregulation of retail products and services,” said Sunu. “The landmark legislation in Maine came right on the heels of the breakthrough Incentive Regulation Plan in Vermont we reported earlier this year. Without our early operational gains, we could not have been so effective changing our regulatory environment. We believe these important steps forward in Maine and Vermont will allow us to compete more effectively for business and broadband customers in order to transform our revenue composition for growth,” Sunu said.

[1]

Unlevered Free Cash Flow means Consolidated EBITDAR minus capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure. A reconciliation of Unlevered Free Cash Flow to net income is contained in the attachments to this press release.

[2]

Consolidated EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring items as defined in the Company’s credit facility. Consolidated EBITDAR is a non-GAAP financial measure. A reconciliation of Consolidated EBITDAR to net income is contained in the attachments to this press release.

On April 12, 2012, Governor LePage of Maine signed into law historic legislation that substantially deregulates FairPoint’s retail operations in Maine. Among other benefits, FairPoint now has greater regulatory flexibility for all products and services except unbundled basic local voice calling. The regulatory framework has been dramatically simplified. Retail service quality penalties are now capped at $2 million per year—down from $12.5 million—which serves to de-risk the business going forward.

Revenue Highlights

“With the operational and regulatory gains we have already achieved, we now have the proper foundation to transform our revenue composition for growth,” said Sunu. “This solid foundation, along with our next-generation network and an insurgent’s market share, represents fertile ground for revenue growth,” he added.

FairPoint recently announced the addition of Tony Tomae as Executive Vice President and Chief Revenue Officer. In this role, Mr. Tomae will spearhead the development and implementation of FairPoint’s revenue transformation strategy. His past experience leading revenue growth in the competitive telecom marketplace gives him a unique perspective and key skills that will help the Company transform its top line—especially in northern New England where FairPoint now has over 14,000 fiber route miles and only 26% of the retail business market.

Mr. Tomae will continue to build upon FairPoint’s early successes in the business segment. Since the launch of a new small business bundle in early 2011, FairPoint has seen a steady improvement in its ability to attract and retain business customers, which contributed to an improvement in the rate of business voice access line loss. The rate of loss in business voice access lines, which stood at 4.0% for the twelve months ended March 31, 2012, is nearly half the 7.8% loss FairPoint experienced for the twelve months ended March 31, 2011. Business voice access lines declined only 0.7% sequentially versus Dec. 31, 2011.

In addition, the Company is pleased by the early adoption of its new Ethernet services. For example, FairPoint’s carrier Ethernet offering contributed approximately $9 million of revenue in the first quarter of 2012 as compared to $7 million in the fourth quarter of 2011 and $2 million in the first quarter of 2011. Growth in the Company’s Ethernet products is expected to continue as regional banks, healthcare networks and wireless carriers transition away from legacy technologies like frame relay.

Human Resource Highlights

As of March 31, 2012, FairPoint had approximately 3,454 employees, a decrease from 3,541 at Dec. 31, 2011, and 4,032 at Dec. 31, 2010—a reduction of 2% and 14% respectively. Continued operational improvements allowed the Company to announce further workforce reductions during the quarter, which impacted 78 employees and are expected to result in annualized savings of approximately $6.6 million.

Financial Highlights

First Quarter 2012 as compared to Fourth Quarter 2011

Revenue was $248.5 million in the first quarter of 2012 as compared to $254.2 million in the fourth quarter of 2011. The fourth quarter of 2011 included a reversal of service quality penalties totaling $3.9 million, while the first quarter of 2012 included a reversal of $1.2 million in penalties. Service quality penalties impact voice services revenue. A decline in voice access lines led to a further decline in voice services and access revenue, while an increase in broadband subscribers led to a $0.6 million increase in data and Internet services revenue.

Operating expenses, excluding depreciation, amortization and reorganization, were $210.9 million in the first quarter of 2012 as compared to $203.7 million in the fourth quarter of 2011. On Jan. 1, 2012, the Company recorded its annual vacation expense accrual of $13.8 million, which will be amortized over the balance of the year as vacation is used. Adjusting for the impact of the annual vacation accrual, operating expenses declined $6.6 million sequentially. Decreases in bad debt, contracted services and employee expenses were partially offset by an increase in pension and other post-employment (“OPEB”) expense. The reduction in bad debt expense during the first quarter of 2012 was primarily the result of settlements with wholesale carriers and a significant improvement in accounts receivable aging.

Consolidated EBITDAR was $55.3 million in the first quarter of 2012 as compared to $70.0 million in the fourth quarter of 2011. Adjusting for the impact of the annual vacation expense, Consolidated EBITDAR was flat versus the fourth quarter of 2011. Operating expense reductions more than offset the impact of the revenue decline and the cash pension contribution of $5.7 million made during the first quarter. The Company did not make a cash pension contribution in the fourth quarter of 2011.

Net loss was $46.7 million in the first quarter of 2012 as compared to a net loss of $84.0 million in the fourth quarter of 2011. Income taxes were a benefit of $24.3 million in the first quarter of 2012, while they were an expense of $27.5 million in the fourth quarter of 2011. FairPoint recognized a number of annual adjustments to its income tax account, which led to income tax expense in the fourth quarter of 2011.

Capital expenditures were $26.3 million in the first quarter of 2012 as compared to $35.1 million in the fourth quarter of 2011. While FairPoint will continue to be diligent in its approach to capital spending, the Company expects capital expenditures will increase for the remainder of 2012 as the northern New England build season begins and the Company expands its broadband footprint in New Hampshire in accordance with a regulatory commitment to reach 95% of its customers in the state by March 31, 2013. In addition, certain success-based projects that were originally scheduled to begin in the first quarter of 2012 are now expected to start later in the year.

FairPoint’s cash position was $35.8 million as of March 31, 2012, as compared to $17.4 million as of Dec. 31, 2011. Cash of $35.8 million was after an interest payment of approximately $17.0 million, principal repayment of $2.5 million and cash pension contributions of $5.7 million. The Company’s $75 million revolving credit facility is undrawn, with $62.6 million available for additional borrowing after applying $12.4 million for outstanding letters of credit.

First Quarter 2012 as compared to First Quarter 2011

Revenue was $248.5 million in the first quarter of 2012 as compared to $254.8 million a year earlier. The unfavorable variance of $6.3 million was primarily the result of an 8.1% decline in voice access lines, partially offset by a decline in service quality penalties and growth in data and Internet services and other revenues.

Operating expenses, excluding depreciation, amortization and reorganization, were $210.9 million in the first quarter of 2012 as compared to $216.6 million a year earlier. Both quarters include the impact of the Company’s annual vacation expense accrual. Decreases in bad debt, employee and other expenses were partially offset by an increase in pension and OPEB expense. The reduction in bad debt expense is discussed above.

Consolidated EBITDAR was $55.3 million in the first quarter of 2012 as compared to $49.1 million a year earlier. Operating expense reductions more than offset the impact of the revenue decline and a cash pension contribution of $5.7 million made during the first quarter of 2012. FairPoint did not make a cash pension contribution in the first quarter of 2011.

Capital expenditures were $26.3 million in the first quarter of 2012 as compared to $53.7 million a year earlier, when the Company was aggressively building fiber to towers and completing its regulatory commitment for broadband expansion in Vermont. As discussed above, FairPoint expects capital expenditures will increase for the remainder of 2012.

Net loss was $46.7 million in the first quarter of 2012 as compared to net income of $562.5 million in the first quarter of 2011 when the Company recorded cancellation of debt income associated with its emergence from bankruptcy.

2012 Guidance

The Company plans to make cash contributions to its pension plan on a quarterly basis in 2012 and expects to contribute approximately $19.8 million for the full year, including the $5.7 million contribution made in the first quarter. As the Company stated in its previous earnings release, FairPoint expects to generate Unlevered Free Cash Flow (after cash pension contributions) of $90 million to $100 million in 2012 through a continued focus on improving Consolidated EBITDAR margins and disciplined capital spending. FairPoint expects to pay approximately $68 million in interest and $10 million in loan amortization in 2012.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s quarterly report for the quarter ended March 31, 2012, which will be filed with the SEC on or prior to May 10, 2012. The Company’s results for the quarter ended March 31, 2012, are subject to the completion of its quarterly report for such period.

Fresh Start Accounting

On Jan. 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. For purposes of generally accepted accounting principles, the Company adopted fresh start accounting as of Jan. 24, 2011, whereby the Company’s assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company’s consolidated statements of financial position and operations for periods after Jan. 24, 2011, will not be comparable in many respects to periods prior to the adoption of fresh start accounting.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its first quarter 2012 results at 8:30 a.m. (EDT) on Thursday, May 3, 2012.

Participants should call (866) 783-2142 (US/Canada) or (857) 350-1601 (international) at 8:20 a.m. (EDT) and enter the passcode 68118910 when prompted. The title of the call is the Q1 2012 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 93221305 when prompted. The recording will be available from Thursday, May 3, 2012, at 10:30 a.m. (EDT) through Thursday, May 10, 2012, at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Consolidated EBITDAR, Unlevered Free Cash Flow and adjustments to GAAP and non-GAAP measures to exclude the effect of special items. Management believes that Consolidated EBITDAR and Unlevered Free Cash Flow may be useful to investors in assessing the Company’s operating performance and its ability to meet its debt service requirements, and the maintenance covenants contained in the Company’s credit facility are based on Consolidated EBITDAR. In addition, management believes that the adjustments to GAAP and non-GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Consolidated EBITDAR and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Consolidated EBITDAR, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Consolidated EBITDAR and Unlevered Free Cash Flow only supplementally. A reconciliation of Consolidated EBITDAR and Unlevered Free Cash Flow to net income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 18 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company’s plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company’s subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company’s future performance that represents management’s estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company’s management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company’s independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company’s business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company’s guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.

Supplemental Financial Information

(Unaudited)

($ in thousands, except per unit)

	1Q12	4Q11	3Q11	2Q11	1Q11

Summary Income Statement:

Revenue:
Voice services	$118,177	$121,616	$120,388	$127,085	$124,225
Access	86,823	90,204	94,646	93,128	91,358
Data and Internet services	29,932	29,382	30,049	29,849	28,495
Other services	13,542	12,960	12,829	12,574	10,702

Total revenue	248,474	254,162	257,912	262,636	254,780
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	210,903	203,717	213,483	202,784	216,582
Depreciation and amortization	93,207	91,951	91,547	90,614	84,294
Reorganization (income) expense (post-emergence) (1)	(1,392)	(1,743)	(3,735)	2,510	2,736
Impairment of intangible assets and goodwill	—	—	262,019	—	—

Total operating expenses	302,718	293,925	563,314	295,908	303,612

Loss from operations	(54,244)	(39,763)	(305,402)	(33,272)	(48,832)
Other income (expense):
Interest expense	(17,028)	(17,173)	(17,147)	(16,996)	(21,812)
Other income (expense), net	302	472	488	350	349

Total other income (expense)	(16,726)	(16,701)	(16,659)	(16,646)	(21,463)

Loss before reorganization items and income taxes	(70,970)	(56,464)	(322,061)	(49,918)	(70,295)
Reorganization items (1)	—	—	—	—	897,313

Income (loss) before income taxes	(70,970)	(56,464)	(322,061)	(49,918)	827,018
Income tax benefit (expense)	24,258	(27,520)	42,620	22,821	(264,534)

Net (loss) income	$(46,712)	$(83,984)	$(279,441)	$(27,097)	$562,484

Consolidated EBITDAR and Unlevered Free Cash Flow Reconciliation:

Net (loss) income	$(46,712)	$(83,984)	$(279,441)	$(27,097)	$562,484
Income tax (benefit) expense	(24,258)	27,520	(42,620)	(22,821)	264,534
Interest expense	17,028	17,173	17,147	16,996	21,812
Depreciation and amortization	93,207	91,951	91,547	90,614	84,294
Non-cash pension and OPEB expense (2a)	12,981	12,984	9,592	10,583	10,686
Other non-cash items, net (2b)	(156)	(53)	260,518	(138)	(912,270)
Restructuring costs (2c)	463	275	844	2,608	17,326
All other allowed adjustments, net (2d)	2,771	4,112	2,866	(246)	219

Consolidated EBITDAR	$55,324	$69,978	$60,453	$70,499	$49,085

Consolidated EBITDAR margin	22.3%	27.5%	23.4%	26.8%	19.3%

Capital expenditures	$26,257	$35,110	$35,169	$52,121	$53,725

Unlevered Free Cash Flow	$29,067	$34,868	$25,284	$18,378	$(4,640)

Select Operating and Financial Metrics:

Residential access lines	631,724	645,453	662,562	680,189	695,916
Business access lines	309,078	311,241	314,290	317,584	322,106
Wholesale access lines (3)	72,233	76,065	80,025	82,231	84,667

Total switched access lines	1,013,035	1,032,759	1,056,877	1,080,004	1,102,689
% change y-o-y	-8.1%	-8.4%	-8.8%	-9.3%	-9.6%
% change q-o-q	-1.9%	-2.3%	-2.1%	-2.1%	-2.2%

Broadband subscribers (4)	318,510	314,135	312,475	305,155	297,491
% change y-o-y	7.1%	8.4%	8.2%	5.4%	4.8%
% change q-o-q	1.4%	0.5%	2.4%	2.6%	2.7%
penetration of access lines	31.4%	30.4%	29.6%	28.3%	27.0%

Access line equivalents	1,331,545	1,346,894	1,369,352	1,385,159	1,400,180

% change y-o-y	-4.9%	-5.0%	-5.4%	-6.4%	-6.8%
% change q-o-q	-1.1%	-1.6%	-1.1%	-1.1%	-1.2%

(1)	Following FairPoint’s emergence from Chapter 11 on January 24, 2011, all reorganization items are reported in total operating expenses.

During Chapter 11, all reorganization items were reported below operating income in Reorganization Items.

(2)	For purposes of calculating Consolidated EBITDAR, FairPoint’s credit facility allows it to adjust for:

a)	aggregate pension and other post-employment benefits expense (OPEB), net of pension contributions and OPEB cash benefit payments in the period,

b)	other non-cash items except to the extent they will require a cash payment in a future period,

c)	costs related to the restructuring, including professional fees for advisors and consultants, and

d)	other items including success bonuses, severance, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(3)	Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4)	Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

(in thousands, except share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash	$35,795	$17,350
Restricted cash	17,902	24,446
Accounts receivable, net	102,150	104,298
Prepaid expenses	15,924	18,346
Other current assets	2,701	3,312
Deferred income tax, net	17,915	17,915

Total current assets	192,387	185,667
Property, plant and equipment, net	1,598,842	1,663,065
Intangible assets, net	125,357	128,145
Debt issue costs, net	1,613	1,779
Restricted cash	651	651
Other assets	10,282	10,338

Total assets	$1,929,132	$1,989,645

Liabilities and Stockholders’ Deficit
Current portion of long-term debt	$10,000	$10,000
Current portion of capital lease obligations	1,238	1,252
Accounts payable	68,260	65,184
Claims payable and estimated claims accrual	10,221	22,839
Accrued interest payable	502	508
Other accrued liabilities	64,076	54,348

Total current liabilities	154,297	154,131

Capital lease obligations	2,379	2,690
Accrued pension obligation	156,714	157,961
Employee benefit obligations	543,886	531,634
Deferred income taxes	221,183	245,369
Other long-term liabilities	12,935	14,003
Long-term debt, net of current portion	987,500	990,000

Total long-term liabilities	1,924,597	1,941,657

Total liabilities	2,078,894	2,095,788

Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,215,302 and 26,197,142 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	262	262
Additional paid-in capital	503,057	502,034
Retained deficit	(461,657)	(414,945)
Accumulated other comprehensive loss	(191,424)	(193,494)

Total stockholders’ deficit	(149,762)	(106,143)

Total liabilities and stockholders’ deficit	$1,929,132	$1,989,645

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three Months ended March 31, 2012, Sixty-Six Days ended March 31, 2011 and Twenty-Four Days ended January 24, 2011

(Unaudited)

(in thousands, except per share data)

			Predecessor Company
	Three Months Ended March 31, 2012	Sixty-Six Days Ended March 31, 2011	Twenty-Four Days Ended January 24, 2011

Revenues	$248,474	$188,402	$66,378

Operating expenses:
Cost of services and sales, excluding depreciation and amortization	121,475	87,173	38,766
Selling, general and administrative expense, excluding depreciation and amortization	89,428	63,482	27,161
Depreciation and amortization	93,207	62,779	21,515
Reorganization related (income) expense	(1,392)	2,736	—

Total operating expenses	302,718	216,170	87,442

Loss from operations	(54,244)	(27,768)	(21,064)

Other income (expense):
Interest expense	(17,028)	(12,491)	(9,321)
Other	302	481	(132)

Total other expense	(16,726)	(12,010)	(9,453)

Loss before reorganization items and income taxes	(70,970)	(39,778)	(30,517)
Reorganization items	—	—	897,313

(Loss) income before income taxes	(70,970)	(39,778)	866,796
Income tax benefit (expense)	24,258	15,355	(279,889)

Net (loss) income	$(46,712)	$(24,423)	$586,907

Weighted average shares outstanding:
Basic	25,931	25,820	89,424

Diluted	25,931	25,820	89,695

(Loss) earnings per share:
Basic	$(1.80)	$(0.95)	$6.56

Diluted	$(1.80)	$(0.95)	$6.54

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2012, Sixty-Six Days Ended March 31, 2011

and Twenty-Four Days Ended January 24, 2011

(Unaudited)

(in thousands)

			Predecessor Company
	Three Months Ended March 31, 2012	Sixty-Six Days Ended March 31, 2011	Twenty-Four Days Ended January 24, 2011
Cash flows from operating activities:
Net (loss) income	$(46,712)	$(24,423)	$586,907

Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Deferred income taxes	(24,373)	(11,996)	279,868
Provision for uncollectible revenue	(1,857)	2,068	3,454
Depreciation and amortization	93,207	62,779	21,515
Post-retirement healthcare	13,266	5,103	2,654
Qualified pension	(285)	1,948	986
Other non cash items	64	(48)	97
Changes in assets and liabilities arising from operations:
Accounts receivable	4,060	13,918	(7,752)
Prepaid and other assets	2,982	379	(3,423)
Restricted cash	(6,643)	—	—
Accounts payable and accrued liabilities	7,935	1,236	26,627
Accrued interest payable	(6)	180	9,017
Other assets and liabilities, net	(230)	(1,141)	177
Reorganization adjustments:
Non-cash reorganization income	(1,855)	(709)	(917,358)
Claims payable and estimated claims accrual	(5,550)	(26,485)	(1,096)
Restricted cash - cash claims reserve	13,076	23,888	(82,764)

Total adjustments	93,791	71,120	(667,998)

Net cash provided by (used in) operating activities	47,079	46,697	(81,091)

Cash flows from investing activities:
Net capital additions	(26,257)	(41,248)	(12,477)
Distributions from investments	338	3	—

Net cash used in investing activities	(25,919)	(41,245)	(12,477)

Cash flows from financing activities:
Loan origination costs	—	(866)	(1,500)
Repayments of long-term debt	(2,500)	—	—
Restricted cash	111	779	34
Repayment of capital lease obligations	(326)	(211)	(201)

Net cash used in financing activities	(2,715)	(298)	(1,667)

Net change	18,445	5,154	(95,235)
Cash, beginning of period	17,350	10,262	105,497

Cash, end of period	$35,795	$15,416	$10,262

Supplemental disclosure of cash flow information:
Capital additions included in accounts payable or claims payable and estimated claims accrual at period-end	$154	$2,418	$1,818
Reorganization costs paid	$270	$8,064	$11,110
Non-cash settlement of claims payable	$5,268	$—	$—